Exhibit 10.1

AGM Group Holdings Inc.

October 1, 2025

The Investor

Attention: [   ]

Dear [    ]:

Reference is made to that certain Securities Purchase Agreement (the “SPA”) dated September 22, 2025 and the First Tranche Advance (as defined in the SPA) dated September 22, 2025 issued by the Company in connection therewith. Capitalized terms used and not defined herein have the meaning given them in the SPA or, if not defined in the SPA, in the applicable Transaction Document. By signing below, the undersigned parties agree as follows:

1. The First Tranche Advance is hereby amended to add a new Section 3.8, to read in its entirety as follows:

3.8 Notwithstanding anything in this Advance to the contrary, in no event shall the Subscription Price be lower than the Floor Price. If the Company receives a Subscription Notice at a time at which the applicable Subscription Price then in effect (as applicable, the “Applicable Subscription Price”) (without regard to the Floor Price) is lower than the Floor Price then in effect, the Company shall issue a number of shares equal to the Subscription Amount divided by such Floor Price and pay the economic difference between the Applicable Subscription Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Subscription Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Subscription Date ((A-B)*C).

For purposes of this Advance, “Floor Price” means $0.7844. The Floor Price shall also be subject to the adjustments set forth in Sections 3.3(a)(i) through (iv).

2. The Transaction Documents are hereby amended such that each subsequent Prepaid Advance issued by the Company under the SPA shall be subject to the same provisions as set forth above in accordance with and as required by the Principal Market and the rules thereof.

3. Immediately after execution of this letter agreement, the Company will file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing the execution of this letter agreement and the transactions contemplated hereby, which Form 6-K shall be incorporated by reference into the Registration Statement. At such time, the Investor will not be in position of material non-public information.

4. In the event of any inconsistency between the Transaction Documents and this letter, the terms of this letter shall prevail, provided that except as otherwise expressly provided for in this letter, nothing contained herein shall be deemed or construed to amend or modify the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Please execute a copy of this letter agreement signifying your agreement to its terms.

Very truly yours,

AGM Group Holdings Inc.

Name and Title

Agreed and accepted:

The Investor

Name and Title